CERTIFIED EMISSION REDUCTIONS PRE-SALE AND PURCHASE AGREEMENT
(CERSPA)

THIS AGREEMENT is dated 12 November 2012

SELLER:                BluForest Inc.
Ave. Republica del Salvador y Shyris Edificio Onix
piso 10-C Quito Ecuador

(hereinafter referred to as the ‘Seller”)
OF THE FIRST PART

AND:                     Global Resource Energy Inc
Bay 20, 4216-64th Ave SE, Calgary, AB, Canada
T2C 2B3

(hereinafter referred to as the “Purchaser”)

OF THE SECOND PART

WHEREAS the Seller wishes to sell and the Purchaser wishes to purchase a total of 66,000 Certified Emission Reductions Credits (CER’s) at $10.00 per Credit. The Certified Reduction Credits are expressed in avoided Tons of CO2 equivalent.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. The Purchaser confirms and acknowledges the pre-purchase of 66,000 Certified Emission Reduction Credits from BluForest Inc. for the purchase price of $660,000.00 (Six Hundred Sixty Thousand Dollars) to be paid to the Seller (the “Purchase”).  In consideration of the “Purchase”, the Purchaser agrees to deliver 3,000,000 Restricted Shares of Global Resource Energy Inc. to the Seller.

2. The Seller acknowledges the pre-sale of the Certified Emission Reduction Credits and grants to the Purchaser free and clear title in and to the Credits to effect any sales, transfers or actions regarding the Credits.

3. On a date determined by the Parties (Seller and Purchaser) and pre-determined terms thereafter (the “Delivery Date”) that includes a Three (3) year period of negotiation (the “Agreement Term”) the Seller shall deliver and the Purchaser shall accept as previously agreed all of the Verified Emission Reduction Credits.

4. The Seller agrees to transfer all rights for purchasing carbon units that will represent carbon credits issued in the future from the “El Juval” REDD+project  - encompassing approximately 105,000 hectares of property in Ecuador to which the Seller has all rights and interests

5. The Seller has agreed to develop and fund all necessary stages in order to certify, verify and obtain the Verified Emission Reduction Certificates.  The Seller will cause the lands herein “El Juval” to become certified by a United Nations authorized entity to allow for the certification and verification of the REDD+ project.  In the absence of clear methodologies having been developed by the UN-REDD project at this time, the seller will use the methodologies of Verified Carbon Standard (VCS) Association.

6. The Seller shall not create or permit any claim or encumbrance over the Emission Reductions or the VER’s that are subject to this agreement.

7. The Shares of Global Resource Energy Inc. in exchange for the Certified Reduction Credits held by the Seller, shall remain as Restricted Shares until such time that the Verified Emission Reduction Certificates are delivered to the Purchaser.

8. If at the end of the pre-determined Delivery Date, the Credit Certificates have not been delivered, this agreement will terminate.  Upon termination, the Seller agrees to surrender all of the Restricted Shares of Global Resource Energy Inc. back to the company.

9. Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

10.Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Purchaser:	Global Resource Energy Inc.	Seller:	BluForest Inc

Per:	/s/Robert Baker	Per:	/s/Charles Miller
Name:	Robert Baker	Name:	Charles Miller
	President		President